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                                                                   EXHIBIT 23(A)

                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

    As independent public accountants, we hereby consent to the incorporation of our report dated June 16, 1995 (except with respect to Note 20 as to which the date is July 21, 1995) included in this Form 10-K, into The Alpine Group, Inc.'s previously filed Registration Statements on Forms S-8 (File Nos. 2-70015 and 33-62544) and on Forms S-3 (File Nos. 33-30246 and 33-53434). It should be noted that we have performed no audit procedures subsequent to June 16, 1995, the date of our report, except with respect to Note 20 as to which the date is July 21, 1995. Furthermore, we have not audited any financial statements of The Alpine Group, Inc. as of any date or for any period subsequent to April 30, 1995.

                                                         Arthur Andersen LLP


New York, New York
November 20, 1995